CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II regarding the AXS Alternative Value Fund and AXS Market Neutral Fund, each a series of Investment Managers Series Trust II.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 22, 2021